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                    July 24, 2023

       Shibin Wang
       Chief Executive Officer and Director
       Chenghe Acquisition Co.
       38 Beach Road #29-11
       South Beach Tower
       Singapore 189767

                                                        Re: Chenghe Acquisition
Co.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-41366

       Dear Shibin Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation